UNISYS CORPORATION
2019 Long-Term Incentive and Equity Compensation Plan
TSR-Based Cash Award Agreement

In order for the Award provided hereunder to become effective, this Agreement must be accepted electronically by Grantee within thirty (30) days of receipt. In the event that this Agreement is not accepted electronically by Grantee within this time period, Grantee shall be deemed to have rejected the Award.

1.Subject to all provisions hereof and to all of the terms and conditions of the Unisys Corporation 2019 Long-Term Incentive and Equity Compensation Plan (the “Plan”), incorporated by this reference herein, Unisys Corporation, a Delaware corporation (the “Company”), hereby grants to the grantee named below (“Grantee”) a TSR-based cash award (the “Award”) in accordance with Section 10 of the Plan. Each Award represents an obligation of the Company to make a cash payment to Grantee on (i) the applicable vesting date or (ii) such earlier date as payment may be due under this agreement (together with Appendix A, Appendix B, and any applicable country-specific terms and provisions set forth in the addendum and the attachments to the addendum (collectively, the “Addendum”), the “Agreement”), for each Award that vests on such date, provided that the conditions precedent to such payment have been satisfied and provided that no termination of employment or service has occurred prior to the respective vesting date (unless otherwise provided in the Plan or this Agreement). Unless otherwise provided in the Addendum, the Award is payable in cash in USD into a brokerage account set up for Grantee in the United States.

Grantee:	#ParticipantName#

Target Payment:	#QuantityGranted#

Date of Grant:	#GrantDate#

Vesting Schedule:	The Vesting Schedule is set forth in Appendix A to this Agreement.

Capitalized terms used and not defined herein shall have the respective meanings assigned to such terms in the Plan. The terms of the Award are as follows:
2.Every notice relating to this Agreement shall be in writing and shall be effective when received or with date of posting if by registered mail with return receipt requested, postage prepaid. All notices to the Company shall be addressed to the Company as indicated in Section 26 of the Plan. Notices to Grantee shall be addressed and delivered as provided in Section 26 of the Plan. Either party, by notice to the other, may designate a different address to which notices shall be sent. Any notice by the Company to Grantee at his or her last designated address shall be effective to bind Grantee and any other person who acquires rights or a claim thereto under this Agreement.
3.Grantee’s right to any payment under this Award may not be assigned, transferred (other than by will or the laws of descent and distribution), pledged or sold.
4.Except as otherwise provided under the terms of the Plan or this Agreement, including in paragraphs 5, 6 and 7 of this Agreement, all Awards granted under this Agreement that have not vested will be forfeited and all rights of Grantee with respect to such Awards will terminate without any payment by the Company upon termination of employment or service by Grantee or by the Employer prior to the applicable vesting date for such Awards, as set forth in Appendix A (each, a "Vesting Date").
For purposes of this Award, termination of employment or service (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Grantee is employed or providing services to the Employer or the terms of Grantee's employment or service contract, if any) is deemed to occur effective as of the date that Grantee is no longer actively employed or providing services to the Employer and will not be extended by any notice period (e.g., Grantee's period of employment or service with the Employer or any other subsidiary would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Grantee is employed or providing services to the Employer or the terms of Grantee’s employment or service contract, if any). The Company shall have the sole discretion to determine when Grantee is no longer actively employed or providing services to the Employer for purposes of the Award (including whether Grantee may still be considered to be providing such services while on a leave of absence).

5.[In the event of Grantee’s termination of employment or service due to Grantee’s death, any portion of the Award that is unvested and outstanding as of the date of Grantee’s termination will immediately become fully vested in the Target Payment amount.]1
6.In the event of Grantee’s termination of employment or service by the Employer due to Disability (as defined in Appendix B to this Agreement), any portion of the Award that is unvested and outstanding as of the date of Grantee’s termination will immediately become fully vested in the Target Payment amount. Notwithstanding any other provision of the Plan or this Agreement to the contrary, including Section 28(t) of the Plan, “Disability” shall be defined pursuant to Title 42 USC § 12102, as provided in Appendix B to this Agreement.
7.In the event of Grantee’s termination of employment or service within two years following the date of a Change in Control either (i) involuntarily by the Employer other than for Cause, or (ii) by Grantee for Good Reason, any portion of the Award that is unvested and outstanding as of the date of Grantee’s termination of employment or service will become vested in accordance with the rules under Section 15(b) of the Plan. This paragraph 7 will not be applicable to the Award if the Change in Control results from Grantee’s beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Stock or Voting Securities.
8.Each payment that may become due hereunder shall be made only in cash. Except as otherwise provided in paragraph 18, such payment will be made to Grantee as soon as practicable after the relevant Vesting Date or other vesting event under this Agreement but in any event within the period ending two and one-half months following the earlier of the end of the taxable year of the Company or the taxable year of Grantee which, in each case, includes the Vesting Date or other vesting event.
9.Any dispute or disagreement arising under or as a result of this Agreement, shall be determined by the Committee (or, as to the provisions contained in paragraph 10 hereof, by the Company), or its designee, in its sole discretion and any such determination and interpretation or other action taken by said Committee (or, as to the provisions contained in paragraph 10 hereof, by the Company), or its designee, pursuant to the provisions of the Plan shall be binding and conclusive for all purposes whatsoever.
1 Bracketed language is deleted in agreements with executive officers hired prior to February 2015

10.The greatest assets of Unisys2 are its employees, technology and customers. In recognition of the increased risk of unfairly losing any of these assets to its competitors, Unisys has adopted the following policy. By accepting this Award, Grantee agrees that:
10.1 Except as illegal or unenforceable under applicable law, during employment and for twelve months after leaving Unisys, Grantee will not: (a) directly or indirectly solicit or attempt to influence any employee of Unisys to terminate his or her employment with Unisys, except as directed by Unisys; (b) directly or indirectly solicit or divert to any competing business any customer or prospective customer to which Grantee was assigned at any time during the eighteen months prior to leaving Unisys; or (c) perform services for any Unisys customer or prospective customer, of the type Grantee provided while employed by Unisys for any Unisys customer or prospective customer for which Grantee worked at any time during the eighteen months prior to leaving Unisys.

10.2 Grantee previously signed the Unisys Employee Proprietary Information, Invention and Non-Competition Agreement in which he or she agreed not to disclose, transfer, retain or copy any confidential or proprietary information during or after the term of Grantee’s employment, and Grantee acknowledges his or her continuing obligations under that agreement. Grantee shall be bound by the terms of the Employee Proprietary Information, Invention and Non-Competition Agreement and the restrictions set out in this paragraph 10 of this Agreement vis-à-vis the Company or the Employer, as applicable, and all restrictions and limitations set out in these agreements are in addition to and not in substitution of any other restrictive covenants (similar or otherwise) that Grantee might be bound by vis-à-vis the Company or the Employer, as applicable, by virtue of his or her contract of employment or other agreements executed between Grantee and the Company or the Employer, as applicable, which restrictive covenants shall remain in full force and continue to apply, notwithstanding any provisions to the contrary in this Agreement and/or the Employee Proprietary Information, Invention and Non-Competition Agreement. Grantee is hereby notified that, pursuant to Title 18 USC § 1833(b), he or she may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, Grantee is notified that he or she may disclose a trade secret to his or her attorney and use the trade secret information in a lawsuit alleging retaliation based on the reporting of a suspected violation of law, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
10.3 Grantee agrees that Unisys shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, in the event of a breach of any of the covenants contained in this paragraph 10.
10.4 Grantee agrees that Unisys may assign the right to enforce the non-solicitation and non-competition obligations of Grantee described in paragraph 10.1 to its successors and assigns without any further consent from Grantee.
10.5 The provisions contained in this paragraph 10 shall survive after Grantee’s termination of employment or service and may not be modified or amended except by a writing executed by Grantee and the Chairman of the Board of the Company.
11.In accepting the Award, Grantee acknowledges, understands and agrees that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Board at any time, to the extent permitted by the Plan; (ii) the grant of the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards, or benefits in lieu of awards
2 For purposes of this paragraph 10, the term “Unisys” shall include the Company and all of its subsidiaries.

even if awards have been granted in the past; (iii) all decisions with respect to future awards, if any, will be at the sole discretion of the Committee or its designee; (iv) the grant of the Award and Grantee’s participation in the Plan shall not create a right to employment with the Company or the Employer, and shall not interfere with the ability of the Employer to terminate Grantee’s employment or service relationship (if any) at any time; (v) Grantee’s participation in the Plan is voluntary; (vi) the Award and any payment made pursuant to the Award, and the income from and value of same, are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, the Employer or any other subsidiary, and is outside the scope of Grantee’s employment or service contract, if any; (vii) the Award and any payment made pursuant to the Award , and the income from and value of same, are not intended to replace any pension rights or compensation; (viii) the Award and any payment made pursuant to the Award, and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, holiday pay, bonuses, long-service awards, pension, retirement or welfare benefits or similar mandatory payments; (ix) unless otherwise agreed with the Company, the Award and any payment made pursuant to the Award, and the income from and value of same, are not granted as consideration for, or in connection with, the service Grantee may provide as a director of any subsidiary; (x) no claim or entitlement to compensation shall arise from forfeiture of the Award resulting from Grantee’s termination of employment or service (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where Grantee is employed or providing services to the Employer or the terms of Grantee’s employment or service contract, if any); (xi) the Award and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability involving the Company and unless otherwise provided in the Plan or by the Company in its sole discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company or be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; (xii) if Grantee is employed or providing services outside the United States of America, neither the Company, the Employer nor any other subsidiary shall be liable for any foreign exchange rate fluctuation between Grantee’s local currency and the United States Dollar that may affect the value of the Award or of any amounts due to Grantee pursuant to the Award; and (xiii) in the event the Company is required to prepare an accounting restatement, the Award and any cash paid to Grantee pursuant to the Award may be subject to forfeiture or recoupment, to the extent required from time to time by applicable law or by a policy adopted by the Company, but provided such forfeiture or recoupment is permitted under applicable law.

12.Grantee acknowledges that neither the Company nor the Employer (or any other subsidiary) is providing any tax, legal or financial advice, nor is the Company or the Employer (or any other subsidiary) making any recommendations regarding Grantee’s participation in the Plan. Grantee should consult with his or her own personal tax, legal and financial advisors regarding Grantee’s participation in the Plan before taking any action related to the Plan.
13.Regardless of any action the Company or the Employer takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Grantee’s participation in the Plan and legally applicable to him or her (“Tax-Related Items”), Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. Grantee further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or payment of the Award; and (b) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Award to reduce or eliminate Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Grantee is subject to tax in more than one jurisdiction, Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, Grantee will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Grantee authorizes the Company and/or the Employer, or their respective agents, at their sole discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by means of one or a combination of the following: (1) withholding from the cash payment due to Grantee upon vesting of the Award, or (2) withholding from Grantee’s wages or other cash compensation paid to Grantee by the Company and/or the Employer.
The Company may withhold or account for Tax-Related Items by considering any applicable withholding rates, including maximum applicable rates. If Tax-Related Items are withheld in excess of Grantee’s actual tax liability, Grantee may receive a refund of any over-withheld amount in cash. If Grantee does not receive a refund of any over-withheld amount from the Company or the Employer, Grantee may seek a refund from the local tax authorities.
Finally, within ninety (90) days of any tax liability arising, Grantee shall pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold or account for as a result of Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to make a payment pursuant to the Award if Grantee fails to comply with his or her obligations in connection with the Tax-Related Items.
14.Grantee is hereby notified of the collection, use and transfer, in electronic or other form, of Grantee’s personal data (and that of persons closely associated with Grantee) as described in this Agreement, any other Award grant materials and the Company’s EU Data Protection Notice for Employees. Such personal data may be collected, used and transferred by and among, as applicable, the Company, the Employer, any other subsidiary and any third parties assisting (presently or in the future) with the implementation, administration and management of the Plan, such as Fidelity Stock Plan Services, LLC (“Fidelity”) or its successor for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan. The Company primarily relies on contractual grounds as the basis for the processing and transfer of the data, and additionally may need to rely on other legal grounds namely (i) the performance of this Agreement between the Company and the Grantee, and /or, (ii) legitimate interest to implement, administer and manage the Plan. Where required under applicable law, personal data also may be disclosed to certain securities or other regulatory authorities where the Company’s shares are listed or traded or regulatory filings are made, or to certain tax authorities for compliance with the Company’s, the Employer’s and/or the Grantee’s tax obligations. Grantee understands that the collection, use and transfer of his or her personal data (or that of persons closely associated with Grantee) is mandatory for compliance with applicable law and necessary for the performance of the Plan and that Grantee’s refusal to provide such personal data would make it impossible for the Company to perform its contractual obligations and may affect Grantee’s ability to participate in the Plan.
15.If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan.
16.Grantee acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in the English language so as to enable Grantee to understand the provisions of this Agreement and the Plan. If Grantee has received this Agreement or any other document related to the Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

17.Subject to paragraph 2 above, the Company may, in its sole discretion, decide to deliver or receive any documents related to Grantee’s current and future participation in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
18.This Agreement is intended to comply with the short-term deferral rule set forth in regulations under Section 409A of the Code to avoid application of Section 409A of the Code to the Award; however, to the extent it is subsequently determined that the Award is deemed to be nonqualified deferred compensation subject to Section 409A of the Code, the Agreement is intended to comply in form and operation with Section 409A of the Code, and any ambiguities herein will be interpreted to so comply. Notwithstanding anything to the contrary in this Agreement, if the Committee determines in its sole discretion that the Award constitutes nonqualified deferred compensation under Section 409A of the Code, then (i) if Grantee is a “specified employee” within the meaning of Section 409A of the Code, Grantee’s entitlement to settlement of the Award pursuant to paragraphs 6 and 7 shall be as provided in such paragraphs, but the payment of the Award shall be made on the first business day of the seventh month following Grantee’s termination of employment or service, (ii) for purposes of paragraphs 6 and 7, termination of employment or service shall be limited to those circumstances that constitute a “separation from service” within the meaning of Section 409A of the Code, and (iii) except as provided in subparagraph 18(i) hereof, payment of the Award will occur within sixty (60) days following the applicable Vesting Date or other settlement event under this Agreement[, except as otherwise permitted under Section 409A of the Code in the case of Grantee’s death]3. The Committee reserves the right, to the extent the Committee deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that the Award is exempt from, or complies with, Section 409A of the Code, provided, however, that the Company makes no representation that this Agreement will be exempt from, or comply with, Section 409A of the Code and shall have no liability to Grantee or any other party if a payment under this Agreement that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Company with respect thereto.

19.The Award shall be subject to any special terms and provisions as set forth in the Addendum for Grantee’s country, if any. Moreover, if Grantee relocates to another country during the life of the Award, the special terms and conditions for such country will apply to Grantee to the extent the Company determines in its sole discretion that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.
20.This Agreement shall be governed by and construed under and in accordance with the laws of the Commonwealth of Pennsylvania in the United States of America, without giving effect to the conflict of laws provisions thereof, as provided in the Plan.
For purposes of any dispute, action or other proceeding that arises under or relates to this Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the Commonwealth of Pennsylvania in the United States of America, and agree that such litigation shall be conducted only in the courts of Montgomery County in the Commonwealth of Pennsylvania in the United States of America, or the federal courts of the United States of America for the Eastern District of Pennsylvania, where this Award is made and/or to be performed, and no other courts.
The Company reserves the right to impose other requirements on Grantee’s participation in the Plan, on the Award and/or on any payment made pursuant to the Award, to the extent the Company determines in its sole discretion that it is necessary or advisable (including, but not limited to, legal or administrative reasons), and to require Grantee to sign and/or accept electronically, at the sole discretion of the Company, any additional
3 Bracketed language is deleted in agreements with executive officers hired prior to February 2015 agreements or undertakings that may be necessary to accomplish the foregoing as determined by the Company in its sole discretion.
21.Grantee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Grantee or any other grantee.
22.Grantee acknowledges that, depending on Grantee's country, Grantee may be subject to certain foreign asset and/or account reporting requirements which may affect his or her ability to acquire or hold a payment received under the Plan in a brokerage or bank account outside Grantee’s country. Grantee may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. Grantee also may be required to repatriate any cash amounts received as a result of participating in the Plan to his or her country within a certain time after receipt. Grantee acknowledges that it is his or her responsibility to be compliant with such regulations, and Grantee should speak to his or her personal advisor on this matter.

23.To the extent applicable, all references to Grantee shall include Grantee’s beneficiary in the case of Grantee’s death during or after Grantee’s termination of employment or service.

UNISYS CORPORATION

     Peter A. Altabef
     Chair and Chief Executive Officer

ONLINE ACCEPTANCE ACKNOWLEDGMENT:

I hereby accept my TSR-Based Cash Award (“Award”) granted to me in accordance with and subject to the terms of this agreement (together with Appendix A, Appendix B and any applicable country-specific terms and provisions set forth in the addendum and any attachments to the addendum (collectively, the “Addendum”), the “Agreement”) and the terms and restrictions of the Unisys Corporation 2019 Long-Term Incentive and Equity Compensation Plan. I acknowledge that I have read and understand the terms of this Agreement, and that I am familiar with and understand the terms of the Unisys Corporation 2019 Long-Term Incentive and Equity Compensation Plan, and that I agree to be bound thereby and by the actions of the Compensation Committee and of the Board of Directors of Unisys Corporation with respect thereto. I acknowledge that this Agreement and other Award materials were delivered or made available to me electronically and I hereby consent to the delivery of my Award materials, and any future materials relating to my Award, in such form. I also acknowledge that I am accepting my Award electronically and that such acceptance has the same force and effect as if I had signed and returned to Unisys Corporation a hard copy of the Agreement noting that I had accepted the Award. I acknowledge that I have been encouraged to discuss this matter with my financial, legal and tax advisors and that this acceptance is made knowingly.

OR

ONLINE REJECTION ACKNOWLEDGMENT:

I hereby reject my TSR-Based Cash Award (“Award”) granted to me in accordance with and subject to the terms of this agreement (together with Appendix A, Appendix B and any applicable country-specific terms and provisions set forth in the addendum and any attachments to the addendum (collectively, the “Addendum”), the “Agreement”) and the terms and restrictions of the Unisys Corporation 2019 Long-Term Incentive and Equity Compensation Plan. I acknowledge that I have read and understand the terms of this Agreement, and that I am familiar with and understand the terms of the Unisys Corporation 2019 Long-Term Incentive and Equity Compensation Plan. I acknowledge that this Agreement and other Award materials were delivered or made available to me electronically and I hereby consent to the delivery of my Award materials, and any future materials relating to my Award, in such form. I also acknowledge that I am rejecting my Award electronically and that such rejection has the same force and effect as if I had signed and returned to Unisys Corporation a hard copy of the Agreement noting that I had rejected the Award. I acknowledge that I have been encouraged to discuss this matter with my financial, legal and tax advisors and that this rejection is made knowingly. I further acknowledge that by rejecting the Award, I will not be entitled to any payment or benefit in lieu of the Award.

APPENDIX A
UNISYS CORPORATION

2019 Long-Term Incentive and Equity Compensation Plan
TSR-Based Cash Award Agreement

Certain capitalized terms used but not defined in this Appendix A have the meanings set forth in the Plan and/or Grantee’s relevant Cash Award Agreement (together with Appendix A and any applicable country-specific terms and provisions set forth in the addendum and any attachments to the addendum (the “Addendum”), the “Agreement”).

All of the Cash Awards granted under the Agreement are TSR-Based Cash.

[YEAR 1] (TSR-Based Cash) Metric and Performance Determination

•The TSR-Based Cash vesting metric will be Relative Total Shareholder Return (rTSR) compared to the Russell 2000 Index inclusive of dividends and stock splits (“Russell 2000”) using a 30-trading day closing average to determine beginning and ending stock prices for each vesting tranche.
•The rTSR will be measured from a percentile positioning perspective among the constituent companies of the Russell 2000 Index using the following payout schedule. The list of companies included are based on those in the Russell 2000 Index at the start of the performance period. Any companies that are either bankrupt or experience a merger/acquisition event during the performance period will be removed when determining final ranking results, unless such company is the surviving entity in a merger/acquisition and such company was a constituent of the index at the start of the performance period.

Relative TSR Positioning	Ranking	Achievement
Threshold	25th Percentile	50% of Target
Target	55th Percentile	100% of Target
Maximum	80th Percentile	200% of Target

•There will be no payout if below Threshold for the respective vesting tranche.
•Greater than 80th percentile will be capped at 200% of target.
•Results between Threshold-Target and Target-Maximum will be interpolated.
•The payout percentage is capped at 100% of Target if Unisys’s absolute TSR is negative over any of the vesting tranches tied to respective performance periods.

[YEAR 1] TSR-Based Cash Vesting Schedule

Performance Basis	Award	Vesting and Settlement Dates[1]
[YEAR 1]	1/3 of the target number of units	Earned based on [YEAR 1] rTSR with vesting on the first anniversary of grant
[YEAR 1] – [YEAR 2]	1/3 of the target number of units	Earned based on [YEAR 1] – [YEAR 2] rTSR with vesting on the second anniversary of grant
[YEAR 1] – [YEAR 3]	1/3 of the target number of units	Earned based on [YEAR 1] – [YEAR 3] rTSR with vesting on the third anniversary of grant
1Vesting based on rTSR on the anniversary of grant or the date the Committee has certified achievement of goals, if later.

APPENDIX B

UNISYS CORPORATION

2019 Long-Term Incentive and Equity Compensation Plan
TSR-Based Cash Award Agreement

Title 42 USC § 12102 – Definition of Disability:
(1) DISABILITY. The term “disability” means, with respect to an individual—
(A) a physical or mental impairment that substantially limits one or more major life activities of such individual;
(B) a record of such an impairment; or
(C) being regarded as having such an impairment (as described in paragraph (3)).

(2) MAJOR LIFE ACTIVITIES
(A) In general
For purposes of paragraph (1), major life activities include, but are not limited to, caring for oneself, performing manual tasks, seeing, hearing, eating, sleeping, walking, standing, lifting, bending, speaking, breathing, learning, reading, concentrating, thinking, communicating, and working.
(B) Major bodily functions
For purposes of paragraph (1), a major life activity also includes the operation of a major bodily function, including but not limited to, functions of the immune system, normal cell growth, digestive, bowel, bladder, neurological, brain, respiratory, circulatory, endocrine, and reproductive functions.

(3) REGARDED AS HAVING SUCH AN IMPAIRMENT: For purposes of paragraph (1)(C):
(A) An individual meets the requirement of “being regarded as having such an impairment” if the individual establishes that he or she has been subjected to an action prohibited under this chapter because of an actual or perceived physical or mental impairment whether or not the impairment limits or is perceived to limit a major life activity.
(B) Paragraph (1)(C) shall not apply to impairments that are transitory and minor. A transitory impairment is an impairment with an actual or expected duration of six (6) months or less.